Exhibit 99.4

Quest Solution, Inc.

Q2 2015 Earnings Conference Call

August 17, 2015 4:30 pm ET

Operator

Greetings, and welcome to the Quest Solution Second Quarter 2015 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. (Operator instructions.) As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Cameron Donahue at Hayden IR. Thank you, Mr. Donahue. You may begin.

Cameron Donahue – Partner at Hayden IR

Thank you, operator. Good afternoon, everyone, and thank you for joining Quest Solution’s Second Quarter 2015 Earnings Conference Call. Joining me on the call today are Tom Miller, Chairman and Chief Executive Officer and Scot Ross, Chief Financial Officer.

Before we start, I’d like to remind everyone of the Safe Harbor statement included in the earnings press release. The Private Securities Legislation Reform Act of 1995 provides a safe harbor for certain forward-looking statements including statements made during the course of this call. These forward-looking statements are based on the company’s current expectations and beliefs concerning the future developments and the potential effects on the company.

A number of these factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These forward-looking statements involve significant risks and uncertainties, some of which are beyond the control of the company and are subject to the changes based upon various future factors. For more detailed discussion of some of the ongoing risks and uncertainties in the company’s business, I refer you to the company’s filings for the Securities and Exchange Commission including our Form 10-Q for the second quarter of 2015 that was filed last Thursday, August 13, 2015.

During this conference call, we will also disclose non-GAAP financial measures as defined by SEC Regulation G, including adjusted revenue, adjusted gross margin, and adjusted EBITDA which we define as net income for both interest, taxes, depreciation, amortization, adjustments for acquisition-related and integration terms, asset impairment charges, purchase price accounting items recorded as part of our acquisitions, and certain other items that we believe do not reflect our core operating performance. The comparable GAAP financial information, including operating income, the GAAP measurement most directly comparable to adjusted EBITDA and reconciliations are provided in financial tables at the end of the second quarter 2015 earnings press release.

At this time, I’d like to turn the call over to Mr. Tom Miller, Chairman and Chief Executive Officer.

Tom Miller – Chief Executive Officer

Thank you, Cameron. Good afternoon, everyone. The second quarter was one of great progress for us as a company, both financially and operationally. Consistent with our guidance, we delivered positive adjusted EBITDA of $1.1 million, which represents 8% of revenue for the second quarter. We grew our revenues by 27% over first quarter both organically and from acquisitions, and we signed a number of key business contracts, all while we continued to extract operational synergies from recent business combinations to streamline our cost structure and we continue to invest in our sales organization to fuel future growth.

The $1.1 million in adjusted EBITDA that we reported for the quarter was driven by an increase in higher gross margin revenue due to higher margin services as well as effective management of our operating costs with a reduction of 25% over Q1 in general and administrative expenses. This compares quite favorably to the negative adjusted EBITDA, we reported in the year ago quarter. The strategies we have put in place to grow faster than our industry are taking hold as we exploit operational synergies. By increasing scale and increasing our base of recurring revenue, we see that this is beginning to take hold.

Let me speak to the market for a few minutes. Market demand for services and solutions remains strong. With the ubiquity of handheld, tablet, and mobile devices and the ever-increasing globalization of the workforce, businesses are constantly looking for opportunities to deploy mobile technologies for the betterment of their businesses. The increasing power and complexity of these devices makes the role that we play that of the integrator even more critical to the success of mobile technology deployment.

Within our existing core of customers, we’re seeing new opportunities for new line of business applications as customers extend mobility beyond the traditional rugged mobile computer technology to enterprise grade tablets and smartphones. In response to customer needs, Quest is responding with a specific program referred to as the Quest Total Solution as a Service that bundles a full solution for these types of devices in an easy monthly payment for the customer. This opens up a new segment of business opportunity previously unserved.

In the retail market, we are seeing increasing demand for mobile technology and related service, and it’s being driven by the widespread adoption by companies of multi-channel retailing. This is referred to as omni-channel, and retailers are using this to reach customers via in-store sales, online sales where products are shipped directly to the consumer or picked up in the store or even through mobile store sales. The drive by certain companies to implement next day and same day home delivery is stressing their existing distribution systems.

This is requiring retailers and wholesale distributors, and third-party logistic companies to invest in expanding the performance and the capabilities of their logistic and distribution systems. This is leading to a significant refresh cycle of existing data collection technology to incorporate capabilities such as voice and 2-D imaging, RFID and other mobile technologies. The result is market demand for new data collection systems remains strong within retail, manufacturing, and distribution, and it is showing no signs of slowing down.

In light of the current and anticipated market conditions, we are investing considerable time and resources to develop resources, and relationships, and partnering arrangements with other leaders in the industry that have the capability to generate future business opportunities. So partnering and teaming with leading technology companies as we have is speeding our time-to-market with innovative, mobile, and cloud-based solutions to drive quick returns on investment for our customers and further establish our recurring revenue model.

In the second quarter, we announced a patent license agreement with NCR, the global leader in consumer transaction technologies. This agreement will enable us to develop a location-specific, smart targeted advertising platform utilizing voice recognition technology to generate custom marketing messages to in-store customers, very similar to keywords generating specific advertisements during an Internet search, like Google ad words for brick-and-mortar locations or the suggested marketing of products based on past orders utilized by almost every large web retailer.

Under this agreement, we have first mover advantage, which will differentiate our offerings from our competitors, while at the same time provide revenue streams from the ads and in-store displays. By working in partnership with NCR, we’re looking to the future by developing additional future revenue source for both companies. We expect this line of service will generate strong margins and recurring cash flows over time as we develop and prove our expectations for strong cash on cash returns for both advertisers and merchants.

Earlier, I referred to our teaming arrangement on Quest Total Solution. Now that teaming arrangement is with Hyperion Partners. Together we created the new Quest Total Solution as a Service concept. This offers customers a simple and a complete solution for managing all enterprise-wide mobile technology.

The offering allows us to provide both new and existing customers with comprehensive mobile lifecycle management solutions for enterprise grade hardware devices, including tablets and smartphones as well as a bundled comprehensive package of software, applications, connectivity, and technical support all in a single package and purchased as a monthly subscription.

What this means is our customers no longer need to find wireless access for the mobile devices we are providing as part of our solution. For Quest what this means is we are now able to participate in the monthly recurring revenue model, and more importantly, we have monthly touch points with our customers in relation to any support and other service needs.

By partnering with Hyperion, we are moving further up the value chain to offer a unified best-of-breed solution to our customers and serve as the sole primary point of contact for all of our customers’ mobile needs. Adding Quest Total Solution as a Service increases opportunities to grow our recurring monthly revenue and elongate customer relationships by serving as an integrated solutions provider. In the near future, we will be announcing some of these new additional partnerships for companies that come under the umbrella of Total Solution as a Service.

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Given the growing market demand for mobility and related services and in order to support the increasing number of opportunities, and increase market share market penetration, we are investing in expanding sales coverage and services capabilities. We began expanding our sales and field systems organization at the end of last year in both New York and Chicago. We have added these strategically important locations with industry-leading technology experts with a strong desire and a strong drive to sell and build customer relationships in these key markets. We have also invested in resources in our technical services group as a result of the increasing services business we are experiencing.

While we are taking steps to further reduce G&A expenses, it is our intent to continue to invest in field sales, system, and technical services to take advantage of growing market demand, as well as to take market share from competition.

The teams are focused specifically on developing a robust pipeline of bundled solution and services projects that support our goal of increasing our base of recurring revenue. A recent win with the leading PVC piping component manufacturer is a perfect example of how our team’s ingenuity and deep understanding of this long time customer’s business is expected to lead to a larger share of their technology spend. Working with this customer puts our solution to work in one of the country’s largest home supply retailers and expands our opportunities to leverage our knowledge and experience for additional growth.

Overall, our backlog is up sequentially at $4.5 million, indicating solid new sales growth that’s building a longer-term book of business.

During Q2, we continued to progress our enterprise account sales activity and performance. Out of approximately 300 accounts that we did business with in Q2, the top 7 comprised 42% of company revenue. These accounts demonstrate the diversification and the capabilities of Quest Solution capabilities and the broad-based strength of our business.

These included a major healthcare provider that is rolling out mobile computers to capture remote monitoring of patients’ heart condition and included an industry-leading distributor of pharmaceuticals that is upgrading their distribution centers with new computers and wireless infrastructure. It also included a leading food retailer which is putting in new data collection systems as they upgrade in-store scanning and pharmaceutical systems with new functionality as well as providing the capability to support home delivery of goods from their new stores. It also included the upgrade of the wireless infrastructure for a leading hardware chain.

Second quarter, we completed phase two of a three phase multi-year, multimillion dollar project with one of the largest automotive manufacturers in the world. Q2 also included implementation of wireless wearable solutions for a leading logistics provider and a rollout of a large direct store delivery account. Now in addition to the sale of hardware to these accounts, Quest provided value added project management and managed services.

In second quarter, Quest also closed significant account opportunities that will be delivered the second half of the year. One of the opportunities closed is a global fashion retailer in which Quest will handle the sale, the staging, and logistics services for installation in stores in over 20 countries. The customer’s schedule calls for pilot of a yet to be determined number of stores to commence this quarter with a rollout in the coming months to follow.

Other opportunities closed include a leading retailer of books for label printers, one of the nation’s largest specialty home stores retailer and a well-known freight company which is implementing not only hardware but also rolling out Quest proof-of-delivery software.

Our core markets are retail, transportation logistics, warehousing, and healthcare. We are pleased with not only our base of accounts who are rolling out additional applications with Quest, but also these new accounts that are selecting Quest. We are not only selling hardware, but we also sell software, configuration, implementation services, and project management.

While major steps are being taken to grow our business organically as we have stated in the past, we are also pursuing opportunities to grow our business through acquisitions. During the second quarter, we announced that we had signed a letter of intent to acquire ViascanQData, or simply Viascan, a leading provider of data collection and label ribbon converter services and technology. As one of the largest suppliers of label and ribbons in Canada, and one of the main suppliers of data collection products and services in all of Canada, Viascan provides us with additional scale, purchasing power, and access to the Canadian market as well as a stronger presence on the East Coast of the United States.

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The combination of the two businesses will expand self-coverage and account penetration and will further strengthen our operations and sales management teams adding experienced professionals. We expect the synergies across the two entities will provide us each with increased access to cross-border markets, create additional selling opportunities with a more robust line of products offerings and a combined purchasing power that can be leveraged to obtain better volume pricing.

Viascan’s 2014 annual revenues were approximately, in US dollars, $24 million and generated positive adjusted EBITDA. On a pro forma basis, our combined revenues would have been approximately, US dollars, $83 million to $85 million for 2014. Our due diligence continues, and we remain on target for closing the transaction during this current third quarter of 2015.

Since this transaction is still pending, and due diligence is underway, we cannot include our expectations for Viascan’s financial results in our full-year guidance. At present, we expect this acquisition will contribute incremental revenue of $22 million to $25 million and be positive EBITDA and accretive to our adjusted EBITDA during the latter portion of 2015. Viascan shareholders will receive approximately 5.2 million restricted shares of Quest Solution’s common stock as consideration for the transaction.

Our business model is direct, straightforward, and can be summed up in three points. First, we aim to grow our top line revenue faster than industry market growth. That industry market growth today is 5% to 7%. In order to gain market share, as we do this, we also intend to increase our gross margins beyond current levels.

Second, we expect to fuel this revenue growth and margin expansion by gaining operational and competitive advantages from increase scale, a shift in our business mix towards more solutions and services, and with the Viascan acquisition, a substantially larger media business which like services carries recurring revenues.

Third, we aim to reduce our operating expenses as a percentage of sales as we see the effects of reduced headcount and the ending of one-time integration expenses. At the same time, we see a large opportunity to take market share and accelerate sales and fully intend on investing selectively in our field sales organization.

I do want to point out that there is a seasonal effect on our business. There is a much larger percentage of revenue that occurs in the second half of the year. The impact from this means we expect to deliver double digit adjusted EBITDA and continued improved performance through the balance of the year.

We saw the improvement in the second quarter results. We expect modest improvements in our gross margin and improvements in our EBITDA in the third and fourth quarters. Scot Ross will fill you in on more details in just a moment. We are pleased with the results for the quarter, and we are encouraged by what lies ahead.

At this time, I will turn the call over to Scot Ross, our Chief Financial Officer, for review of our financial results for the quarter and year-to-date. Scot?

Scot Ross – Chief Financial Officer

Thank you, Tom. Good afternoon, everybody. The second quarter and year-to-date 2015 results, we issued in our press release, and that we are discussing today, are being presented on a pro forma basis which includes adjustments to our unaudited GAAP results related primarily to stock-based compensation, stock options, non-cash interest expense, and net deferred revenue. We believe this presentation provides a clear view into the underlying operating performance of our business. These adjustments are shown in the reconciliation contained in the earnings release we issued and Form 10-Q that we filed last week.

Before we get started, I wanted to clarify a comment we made in our press release last week as I believe it created some confusion. When you compare the 2014 pro forma revenue for Quest, including BCS before it was merged with Quest, to our combined 2015 company revenue, including the deferred revenue, the increase was $4.4 million from organic growth. Our press release stated 23% increase which was actually an 18% gain from the 2014 unaudited pro forma and a $4.4 million increase. The press release quote noted that $4.8 million in organic growth on an apples and apples comparison of what the combined companies would have looked like in 2014, compared to 2015. To make it clear, we should have included an analysis table in the release. This will now be included in the copy of the script of this conference call in our Form 8-K filings that will follow this call.

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Our total pro forma unaudited revenue for the second quarter of 2015 increased to $13.6 million from total pro forma revenue of $7.4 million in the second quarter of 2014, an increase of 82% year-over-year. On a sequential basis, second quarter 2015 pro forma revenue increased 27% over first quarter. Pro forma gross profit was $3.3 million or 24.6% of pro forma revenue for the second quarter of 2015, compared to pro forma gross profit of $1.4 million or 18.3% of pro forma revenue in the year ago period and compared to $2.4 million or 22.4% of the pro forma revenue in the first quarter 2015. Pro forma gross margin for the quarter was higher due to more professional services sold during the quarter.

Our second quarter 2015 net loss was approximately $285,000 compared to a net loss of $262,000 in the second quarter of 2014. Our net income excludes several nonrecurring items, including approximately $200,000 of non-cash charges to interest expense for the original issue discount on the subordinated debt issued in the Quest Marketing, Inc. acquisition and $420,000 of non-cash stock-based compensation charges for the three months ending June 30, 2015.

Additionally, we were able to reduce our general and administrative expenses during the second quarter from approximately $1 million in Q1 to $795,000 in Q2, which is an almost 26% reduction. On a pro forma basis, our operating expenses included non-cash expenses, including depreciation, amortization of acquisition intangibles, and stock-based compensation for employee, and director stock options. Without the effect of these non-cash expenses, the pro forma earnings before interest, taxes, depreciation, and amortization or EBITDA, for the second quarter of 2015 was 1.1 million, which is in line with our guidance for positive adjusted EBITDA for the quarter compared to a -$253,000 in the second quarter of 2014.

We used pro forma EBITDA as a key non-GAAP earnings measure of the underlying operations of our core business. On a sequential basis, pro forma EBITDA improved from $37,000 in the first quarter of 2015 as a result of additional revenues and stronger gross margins on a fixed cost operating base.

Turning to the year-to-date results, total pro forma revenue for the six months of 2015 increased to $24.2 million from a total pro forma revenue of $17.1 million in the same period last year, an increase of 42% year-over-year. Pro forma gross profit was $5.7 million or 23.6% of pro forma revenue for the first six months of 2015 compared to pro forma gross profit of $3.3 million or 19.6% of pro forma revenue in the year ago period. 2015 year-to-date pro forma net loss of approximately $708,000 compared to a pro forma net loss of $16,000 in the first six months of 2014.

The pro forma net income excludes several nonrecurring items, including $400,000 in non-cash accounting interest on the debt resulting from recent acquisitions and $458,000 of stock-based compensation expense. On a pro forma basis, our operating expenses included non-cash expenses for depreciation, amortization of acquisition intangibles, and the stock-based compensation for employee and director stock options. Without the effect of these non-cash charges, the pro forma earnings before interest, taxes, depreciation and amortization, or EBITDA, for the first six months of 2015 was $1.1 million in line with our guidance for positive adjusted EBITDA for the quarter compared to 26,000 in the year ago period.

Turning to our balance sheet for just a moment, we ended the second quarter of 2015 with $322,000 in cash, compared to $234,000 at December 31, 2014. Our debt at the end of the quarter ended June stood at $22 million compared to $23.3 million at December 31, 2014. As of June 30, 2015, net deferred revenue was $805,000 compared to $297,000 at December 31, 2014 and $827,000 at March 31, 2015.

The deferred revenue consists of prepaid third-party hardware service agreements, software maintenance service contracts, and the related costs and expenses recorded net of the revenue invoiced to customers. The company had deferred revenue of approximately $7.3 million and deferred costs of approximately $6.5 million as of June 30, 2015 for a net deferred revenue of $805,000. This revenue will be recognized in the income statement over the term of the contracts as it is earned, normally 1 to 5 years with three years being the average contract term.

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If you remember at the end of the first quarter, we had approximately $2.7 million of deferred revenue and $1.9 million of deferred expenses. During the second quarter, we increased the deferred revenue sales as well as the deferred expenses to give us an end of quarter deferred revenue of $7.2 million with deferred costs of $6.4 million or a net deferred revenue of $805,000. The main piece to remember is that this is a moving target. It’s not a simple straight-line amortization of the net amount.

The net deferred revenue is made up of hundreds of software contracts and thousands of maintenance contracts. The gross margins before commissions are usually in the 10% to 40% range while occasionally we sell them as low as 10%. We don’t book new business at a loss, but the growth or decline of net deferred revenue becomes an issue more related to timing whether it’s a one, two, three, or even five-year contract as to when it’s recognized. At the end of June, our backlog of signed contracted orders with customers was approximately $4.5 million. The backlog reflects orders expected to be delivered during the next six months of our fiscal year 2015.

Today we are reiterating our financial guidance for full year 2015, which includes the following: revenue of $62 million to $68 million, representing top line growth between 5% and 15%; gross margin, as a percentage of sales for the full year 2015 to continue to show slight improvement as the company exits the year; positive adjusted double digit EBITDA in the third and fourth quarters with improvement each quarter for the remainder of the year. Our financial guidance excludes any impact from the Viascan acquisition.

Tom, I will now turn the call back over to you.

Tom Miller – Chief Executive Officer

Thank you, Scot. As you can see, we’ve made progress. There is much work to be done. We certainly are going to continue to drive this company to higher levels of performance, drive an increased revenue, work on improving gross margins, work on bringing expenses down.

With that, I will now turn the call over to the operator for question and answers.

Operator

At this time, we will be conducting a question and answer session.

As discussed in the conference call, the following table is in relation to the $4.4 million of organic growth:

Quest 2014 reported revenue through June 30

+ BCS 2014 unaudited revenue through June 30

= Pro forma 2014

Compared to:

Quest 2015 reported GAAP revenue

+ Deferred revenue for 2015

= Total adjusted proforma revenue

Increase of approximately 4.4 million

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